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                                                                    EXHIBIT 10.3






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                (Above space reserved for recording information)

                                OPTION AGREEMENT

         IN CONSIDERATION of the sum of One and 00/100 dollars ($1.00) and other good and valuable consideration ("Option Price"), the receipt of which is here by acknowledged, Earl & Cheryl Nellermoe, husband and wife and Daryl Nellermoe, a single person, (collectively "Owners") grant to Granite Falls Community Ethanol Plant, LLC, (GFCEP), an exclusive option ("Option") to purchase approximately 25.3 acres more or less of real property described as follows, to wit:

         Part of the East one-half of the Northeast Quarter (E 1/2NE 1/4) of Section One (1), Township One Hundred Fifteen (T115N), Range Thirty-Nine (R39W), Excepting therefrom the right of way of Minnesota Highway 23

Located in Chippewa County, Minnesota, (the "Option Property") and on the terms and conditions set forth below:

         1. TIME TO EXERCISE OPTION. This Option shall be exercised at any time by written notice delivered to Owners by certified mail postmarked no later than December 31, 2004, or by personally delivering the notice to Owners no later than December 31, 2004 at 5:00 p.m. This Option is exclusive to GFCEP for the duration of the Option period and Owners shall not grant any options or agree to sell, grant or otherwise convey any other interest in the Option Property to any other persons or entities at any time while the Option granted herein remains exercisable. The term, duration and period of the Option shall run from the date of execution hereof until 5:00 p.m. on December 31, 2004.

         2. LAND PURCHASE PRICE. The purchase price, in the event of the exercise of the Option shall be in the sum of One Hundred Sixty Eight Thousand and 00/100 Dollars ($168,000.00), which includes the Option Price set forth above.

         3. TEST AND INVESTIGATIONS ON PROPERTY. GFCEP shall, at GFCEP's sole costs and expenses, have the right to conduct tests and investigations on the Option Property prior to the time of exercise of this Option. GFCEP agrees to indemnify and hold Owners harmless from and against all costs, expenses, damages, claims, and causes of action arising out of GFCEP's activities on the Option Property prior to the time of exercise of the Option. GFCEP's activities on the Option Property may include, but not be limited to:

         a.       Soil test and soil borings.


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         b.       Any well drilling or other tests with respect to investigation of the adequacy and quality of water resources.

         c. Any search of the Option Property or property of owners adjacent thereto for purposes of verifying that no abandoned wells are in existence within the vicinity of the facility.

         d. The parties understand that the foregoing tests are intended to include but do not limit GFCEP from performing all other tests and investigations as may be necessary to determine the suitability of the Option Property for construction and operation of an Ethanol plant and related facilities and fixtures (the "Plant").

         e. GFCEP agrees that the testing and investigation shall be conducted, to the extent reasonably possible at a time and in a manner so as to not unduly interfere with farming operations being conducted on or about the Option Property. To the extent any crop damage occurs as a result of GFCEP's testing or investigation, GFCEP agrees to reimburse Owners $300/Acre for the damaged crop.

4. PRELIMINARY WORK. Prior to exercising its Option, GFCEP may, after notifying Owners, perform such preliminary earth moving or other initial site preparation or other investigation of the site so long as GFCEP provides financial assurance to Owners that is adequate to restore the Option Property if the Option is not exercised by GFCEP.

5. PERMITTING. Owners understand that GFCEP will be required to obtain permits and/or certifications from Federal, State, County and/or local governmental units prior to construction and operation of the Plant. Owners agree to permit GFCEP to do such things as may be necessary to obtain such permits and agrees to offer reasonable assistance in providing any information or complying with any directives or orders issued or otherwise required by said governmental units which may arise during any permitting or approval process.

6. SURVEY AND ROAD. The parties agree that on or before closing, they must mutually agree on:

         a. A survey of 25.3 acres more or less describing the property which is the subject matter of this Option.

         b. Enter into an Agreement with respect to maintenance, upkeep and repair of any driveway servicing the property and the costs of any such maintenance which shall be allocated on the basis of usage made to the driveway by the respective parties.

7. CLOSING. The closing shall take place at such time and place mutually agreed to between the parties within thirty (30) days of completion of the survey of the Option property and following GFCEP's exercise of this Option. In the event that GFCEP exercises this Option, then Owners shall immediately forward to GFCEP (at Owner's expense) an updated abstract for examination of title. GFCEP shall be allowed 20 days after receipt of the abstract to make any objections with regard to title which shall be made in writing and delivered to the Owners. If any objections are made, Owners shall have 90 days to make title marketable. Pending correction of title, the date of closing shall be postponed, but upon correction of title within ten days after written notice thereof to GFCEP, the closing shall be held. If title is not corrected, to the reasonable satisfaction of GFCEP, within the time provided for herein, then at GFCEP's Option, this Agreement shall be null and void and the Option Price shall be refunded to it.

8. MISCELLANEOUS.

         a. POSSESSION. Possession shall be delivered to Granite Falls Community Ethanol Plant, LLC at closing.





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         b.       CLOSING COSTS. Each party shall be responsible for paying
                  those expenses normally paid by a purchaser or seller of like kind real estate in the State of Minnesota.

         c.       TAXES AND ASSESSMENTS.

                  i. All real estate taxes and assessments due and payable in the year of closing shall be pro rated between the parties.

                  ii. In the event that the sale of the Option Property accelerates the payment of real estate taxed and any other special assessments on Owner's property other than the Option Property, then Owners agree that all such accelerated taxes shall be paid by Owners at the time of closing.

         d. CROPS. If the date of closing occurs and there are growing crops on the Option Property, then Granite Falls Community Ethanol Plant, LLC may, at its option, do the following

                  i. Take title of the growing crops on the Option Property, and pay Owners the mutually agreed value of such crops, or

                  ii. Permit Owners to enter upon the Option Property and promptly harvest such crops for Owner's sole benefit.

         e. WARRANTY. Owners represent and warrant that they are the sole fee title owners of the Option Property. Owners further represent and warrant that there are no active or abandoned wells or underground storage tanks on the Option Property.

         f EXPIRATION. If GFCEP does not exercise the Option granted hereunder, this Agreement shall terminate upon the expiration of the Option term and GFCEP will deliver to Owners an instrument in writing and in recordable form acknowledging the termination of this Agreement and the non-exercise of its Option to purchase. In addition, GFCEP agrees to pay Owners a sum of $7,222.00 (Seven thousand two hundred twenty two dollars) to cover Owners' cost for property title transfer. Upon such payment, this Agreement shall be null and void and neither party shall have any claim or further responsibility to or for the other.

         g. NOTICES. All notice and other communications required or permitted to be given or served under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or deposited in the U.S. Mail, postage prepaid, for mailing by certified mail, return receipt requested, as follows:

                           OWNERS:

                           Earl & Cheryl Nellermoe
                           12798 U. S. Hwy. 212
                           Sacred Heart, MN  56285

                           Daryl Nellermoe
                           316 Oehlke Avenue
                           Enderlin, ND 58027

                           GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
                           c/o Paul Enstad
                           P.O. Box 216
                           2448-540th Street, Suite1
                           Granite Falls, MN  56241-0216


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         h.       SUCCESSORS BOUND. This Agreement is binding upon the heirs, successors and assigns of the parties. Any assignment of this Option Agreement by either party shall require the advance written consent of the other.


Dated this _____ day of February, 2003.

                                   OWNERS

                                            /s/ Earl Nellermoe
                                   -------------------------------------------
                                   Earl Nellermoe


                                            /s/ Cheryl Nellermoe
                                   -------------------------------------------
                                   Cheryl Nellermoe


                                            /s/ Daryl Nellermoe
                                   -------------------------------------------
                                   Daryl Nellermoe

                                   GRANITE FALLS COMMUNITY ETHANOL
                                   PLANT, LLC


                                   By:      /s/ Paul Enstad
                                       ---------------------------------------

                                       Its:          Chairman
                                            ----------------------------------

State of Minnesota              )
                                ) ss.
County of Yellow Medicine       )

         On the 21st day of February, 2003, Before me, personally appeared Paul Enstad, to me personally known, who, being by me duly sworn, did say that he is the Chairman of Granite Falls Community Ethanol Plant, LLC, the limited liability named in the foregoing instrument, and that said instrument was signed and sealed on behalf of said limited liability company by authority of its Governors, and said Paul Enstad, Acknowledged said instrument to be the free act and deed of said limited liability company.




                                             /s/ Michele L. Lund
                                    -------------------------------------------
                                    Notary Public

State of Minnesota              )
                                ) ss.
County of Renville              )

         The foregoing instrument was acknowledged before me this 18 day of March, 2003, by Earl Nellermoe and Cheryl Nellermoe, husband and wife.


                                             /s/ Michele S. Mahlum
                                    -------------------------------------------
                                    Notary Public




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State of North Dakota           )
                                ) ss.
County of Ransom                )

         The foregoing instrument was acknowledged before me this 14th day of March, 2003, by Daryl Nellermoe, a single person.


                                             /s/ Debra Thielges
                                    -------------------------------------------
                                    Notary Public